FOR IMMEDIATE RELEASE

Food Technology Service, Inc. Reports Earnings

Food Technology Service, Inc., (Nasdaq VIFL) today announced results for the first quarter of 2009. Revenues were $674,830 during the first quarter of 2009 compared to revenues of $558,869 for the same period in 2008. This is an increase of 20.7 percent. The Company had net income during the first quarter of 2009 of $181,872 compared to net income of $76,554 during the first quarter of 2008. This is an increase of about 137.5 percent and was primarily due to growth of customers requiring irradiation of medical products. Earnings per share for the first quarter of 2009 were approximately $0.07.

During the first quarter of 2009, one customer was acquired by a third-party. FTSI has recently been notified that their operations will be moved to the Southwest U.S. during the second quarter. This customer accounted for approximately 25% of revenues during fiscal year 2008 and first quarter of 2009.Food Technology Service, Inc. CEO Dr. Richard Hunter said "Although I am disappointed by the loss of a large customer, the Company is in the process of replacing revenue from this customer and I believe a decrease in revenues or earnings will be relatively short term."

Food Technology Service, Inc. provides irradiation services for medical products, food items and consumer goods to enhance the safety of those products. The company is certified to ISO 13485:2003 standards for the provision of radiation sterilization services for medical devices.

Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect assumptions and involve risk and uncertainties that may affect business and prospects and cause actual results to differ materially from these forward-looking statements.


For More Information:

Contact: Richard G. Hunter Ph D., President/CEO
Food Technology Service, Inc.
(863) 425-0039
www.ftsi.us